Exhibit 99.1

Global Payment Technologies Announces Fiscal 2004 First-Quarter
Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Feb. 12, 2004--Global Payment Technologies, Inc. (NASDAQ:GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2004 first-quarter results.



                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
      ---------------------------------------------------------
                                   Three Months Ended 12/31
      ---------------------------------------------------------
                                  2003       2002     Change
      ---------------------------------------------------------
      Net Sales                 $4,333     $5,960         (27%)
      ---------------------------------------------------------
      Net Loss                                    (greater than
                                 ($988)     ($340)    100%)
      ---------------------------------------------------------
      Net Loss Per Share
          Basic                 ($0.18)    ($0.06)      ($0.12)
          Diluted               ($0.18)    ($0.06)      ($0.12)
      ---------------------------------------------------------


    Thomas McNeill, GPT Vice-President and CFO, stated, "After completing a difficult fourth quarter of fiscal 2003, we have significantly decreased our losses to $988,000 in our first fiscal quarter ended December 31, 2003. Sales for the quarter were $4,333,000, slightly better than previously announced in January 2004, however, less than the same year ago period of $5,960,000, due to lower demand in Australia for the Company's Argus gaming product, offset in part by increased sales of our vending product "Aurora". Gross profit decreased to $815,000, or 18.8% of sales this quarter, as compared with $1,390,000, or 23.3% of sales in the same year ago period. This decrease is primarily the result of the 27% sales decrease and related reduction in production. Operating expenses decreased to $1,852,000, as compared with $2,112,000, primarily due to the Company's cost reduction initiatives during September 2003. The decrease in the Company's effective tax rate, and the tax benefit of $241,000 in the quarter ended December 31, 2002, as compared to a tax expense of $6,000 the current quarter, was primarily the result of the Company providing a full valuation allowance against its deferred income tax assets, in the quarter ended September 30, 2003, due to the Company's continued losses and the uncertainty as to the Company's ability to generate sufficient taxable income to realize the full value of those assets. The valuation allowance is subject to adjustment based upon the Company's ongoing assessment of its future taxable income and may be partially or wholly reversed in the future. Equity in income of unconsolidated affiliates decreased to $87,000 in the first quarter of fiscal 2004 as compared with income of $207,000 in the first quarter of fiscal 2003. This was primarily due to $89,000 in lower profits at its Australian affiliates and a decrease of $45,000 in the recognition of the Company's share of the gross profit on intercompany sales that have been recognized by GPT's affiliates. Finally, interest expense decreased from $66,000 to $32,000, a direct result of the Company's significant reduction of its bank debt from $4.6 million, at December 31, 2002, to $1.4 million at December 31, 2003.
    Mr. McNeill continued, "The Company's near term goal is a return to profitability and we are pleased with the strides taken toward that end. First, cost reduction initiatives from September 2003 through December 2003 are projected to result in approximately $3 million in annualized savings. While we are working to improve our gross profit percentage, the Company believes attaining 18.8% this quarter was a very positive step. This represents an increase when compared to the quarters ended March 2003, June 2003 and September 2003, respectively, of 15.9%, 16.2% and 7.5% (which included an increased inventory write-down based upon management's decisions to discontinue and transition from earlier generation products). Further, subject to mix of product sold, the Company's gross profit percentage should increase at such time that we attain increased revenue.
    "With respect to our financial condition, during the quarter we reduced the Company's total bank debt by almost $400,000 or 22% to $1.4 million at December 31, 2003. We are in compliance with our financial covenants at December 31, 2003, and since that date have had $300,000 of availability on our $1.2 million line of credit. Although the Company has amended its current credit facility, the Company is in discussions with other lenders to put in place an asset-based lending agreement, which would replace its existing facility and could potentially provide additional financing availability. The Company has continued its discussions with other lenders and anticipates establishing a new credit facility prior to the expiration of its existing facility, which expires on December 31, 2004; however no assurances can be given this goal will be attained. As a result of the Company's agreements in both December 2003 and January 2004, amending its credit facility, and the completion of its September 2003 through December 2003 cost reduction initiatives which will reduce total costs at an annualized rate of approximately $3 million, the Company believes that its available resources, including its credit facilities, should be sufficient to meet its obligations as they become due and permit continuation of its planned product development and operations throughout fiscal 2004. The Company also anticipates receiving dividends from its Australian affiliates, continues to work on increasing collections on its accounts receivable and reducing its inventory requirements, all to maintain sufficient cash to fund its operations. Recently, the Company signed an agreement to sell its remaining 4.99% interest in its South African affiliate for proceeds of approximately $150,000, which the Company expects will result in a small gain. This transaction is expected to be approved by March 2004 and payment received accordingly. This entity will continue as the Company's non-affiliated distributor in the South African marketplace. This move will provide the Company additional operating cash as well as allow management to concentrate on our core business. The accompanying consolidated financial data has been presented on a going-concern basis based on management's plans described above, and accordingly do not contain any adjustments that could arise from these uncertainties.
    "With respect to our future results, we continue to work at increasing sales and improving margins, neither of which can be certain; however, these are management's core goals for this year. While we do not intend to provide guidance in the future regarding revenue, in light of last quarter's revenue falloff, which the Company does not anticipate to be normal sales levels in the future, Shareholders should be aware the Company has orders in hand to ship product during the quarter ended March 31, 2004 in an amount sufficient to improve sales 15%-20% as compared with the quarter just ended December 31, 2003. Achieving this revenue in our second quarter should result in reduced losses and improved cash flow."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; the potential replacement or renewal of its existing credit facility; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.



                        - SEE ATTACHED TABLES -


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                    unaudited
                                                    12/31/03  9/30/03
                                                    --------- --------
           ASSETS
           ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                           $1,498   $1,220
  ACCOUNTS RECEIVABLE, net                             3,800    6,283
  INVENTORY                                            3,448    3,499
  PREPAID EXPENSES                                       148       64
  INCOME TAXES RECEIVABLE                                227      211
                                                    --------- --------

     TOTAL CURRENT ASSETS                              9,121   11,277

PROPERTY AND EQUIPMENT, net                            2,508    2,617
INVESTMENTS IN UNCONSOLIDATED AFFILIATES               1,920    1,722
CAPITALIZED SOFTWARE COSTS, net                        2,033    2,159
                                                    --------- --------

     TOTAL ASSETS                                    $15,582  $17,775
                                                    ========= ========


           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                    $1,954   $2,424
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES       1,399    1,881
  BANK DEBT                                            1,400    1,793
                                                    --------- --------

     TOTAL CURRENT LIABILITIES                         4,753    6,098


SHAREHOLDERS' EQUITY:
 COMMON STOCK                                             58       58
 ADDITIONAL PAID-IN CAPITAL                            9,843    9,843
 RETAINED EARNINGS                                     1,985    2,973
 ACCUMULATED OTHER COMPREHENSIVE INCOME                  442      302
                                                    --------- --------
                                                      12,328   13,176
LESS: TREASURY STOCK                                  (1,499)  (1,499)
                                                    --------- --------

TOTAL SHAREHOLDERS' EQUITY                            10,829   11,677
                                                    --------- --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $15,582  $17,775
                                                    ========= ========



                  GLOBAL PAYMENT TECHNOLOGIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN OOOs EXCEPT SHARE AND PER SHARE DATA)


                                                      (unaudited)
                                                 ---------------------
                                                  THREE MONTHS ENDED
                                                     DECEMBER 31,

                                                    2003       2002
                                                 ---------- ----------


NET SALES                                           $4,333     $5,960

GROSS PROFIT                                           815      1,390

OPERATING EXPENSES                                   1,852      2,112

                                                 ---------- ----------
LOSS FROM OPERATIONS                                (1,037)      (722)
                                                 ---------- ----------

OTHER INCOME (EXPENSE):
 EQUITY IN INCOME OF UNCONSOLIDATED
  AFFILIATES (1) (2)                                    87        207
 INTEREST EXPENSE                                      (32)       (66)
                                                 ---------- ----------
TOTAL OTHER INCOME                                      55        141
                                                 ---------- ----------

LOSS BEFORE PROVISION FOR (BENEFIT FROM) INCOME
 TAXES                                                (982)      (581)

PROVISION FOR (BENEFIT FROM) INCOME TAXES                6       (241)
                                                 ---------- ----------

NET LOSS                                             ($988)     ($340)
                                                 ========== ==========

PER SHARE INFORMATION:
   BASIC                                            ($0.18)    ($0.06)
                                                 ========== ==========
   DILUTED (3)                                      ($0.18)    ($0.06)
                                                 ========== ==========

COMMON SHARES USED IN COMPUTING
PER SHARE AMOUNTS:
   BASIC                                         5,550,516  5,537,629
                                                 ========== ==========
   DILUTED  (3)                                  5,550,516  5,537,629
                                                 ========== ==========

(1) FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002, INCLUDES $80,000 AND $125,000, RESPECTIVELY, WHICH REPRESENTS THE
    RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES.


(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED
    AFFILIATES WAS $7,000 AND $82,000 FOR THE THREE MONTHS ENDED
    DECEMBER 31, 2003 AND 2002, RESPECTIVELY.

(3) FOR THE THREE-MONTHS ENDED DECEMBER 31, 2003 AND 2002, THE
    WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

    CONTACT: Global Payment Technologies, Inc., Hauppauge
             Thomas McNeill, 631-231-1177 ext. 273